Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports First Quarter Fiscal Year 2015 Earnings

• First Quarter Fiscal 2015 Net Sales Increased 7.2%

• First Quarter Fiscal 2015 GAAP Diluted Earnings Per Share of $0.31 and Adjusted Diluted Earnings Per Share of $0.50

GREENSBORO, N.C. - May 21, 2015 - The Fresh Market, Inc. (NASDAQ: TFM), a growing specialty grocery retailer, today announced unaudited sales and earnings results for its thirteen-week first quarter ended April 26, 2015.

First Quarter Financial Overview

•
Diluted earnings per share under U.S. generally accepted accounting principles (“GAAP”) in the first quarter of fiscal 2015 were $0.31 per share, compared to $0.34 per share in the first quarter of fiscal 2014. First quarter fiscal 2015 results include net store closure and leadership change charges of $0.19 per diluted share and first quarter fiscal 2014 results include net store closure charges of $0.09 per diluted share.

•
Adjusted diluted earnings per share increased 16.8% to $0.50, excluding net store closure and leadership change charges of $0.19, for the first quarter of fiscal 2015, compared to adjusted diluted earnings per share of $0.43, excluding net store closure charges of $0.09, for the first quarter of fiscal 2014. Adjusted diluted earnings per share is a non-GAAP financial measure. The schedules included in this press release reconcile this and other non-GAAP financial measures referenced to their comparable GAAP financial measures.

•
GAAP net income in the first quarter of fiscal 2015 was $15.2 million, compared to $16.6 million in the first quarter of fiscal 2014. First quarter fiscal 2015 GAAP net income includes pre-tax net store closure and leadership change charges of $14.9 million and first quarter fiscal 2014 results include pre-tax net store closure charges of $7.0 million.

•
Adjusted EBITDA in the first quarter of fiscal 2015 was $57.9 million, compared to $51.6 million in the first quarter of fiscal 2014, an increase of 12.3%. Adjusted EBITDA is a non-GAAP financial measure.

•	Net sales for the first quarter of fiscal 2015 increased 7.2% to $462.0 million and comparable store sales decreased 0.1% to $404.2 million from the first quarter of fiscal 2014.

•
Gross profit for the first quarter of fiscal 2015 increased 8.4%, or $12.4 million, to $160.6 million, compared to the first quarter of fiscal 2014. Gross margin for the first quarter of fiscal 2015 increased 40 basis points to 34.7%, compared to the first quarter of fiscal 2014.

•
The Company generated $62.6 million in cash flow from operations during the first quarter of fiscal 2015, compared to $56.2 million in the first quarter of the prior fiscal year, and ended the quarter with a cash balance of $89.4 million.

Sean Crane, Interim Chief Executive Officer, commented, “We achieved adjusted diluted earnings per share growth of 16.8%, reflecting the expense and operating improvements we have implemented in a challenging environment. These results demonstrate our ability to leverage expenses with relatively flat comparable store sales and we believe this flexibility will enable us to invest in initiatives and help increase customer frequency and attract new customers as we grow our store base and position The Fresh Market for long-term growth.”
First Quarter Operating Performance
Total net sales for the first quarter of fiscal 2015 increased 7.2% to $462.0 million compared to the first quarter of fiscal 2014. Comparable store sales decreased 0.1% to $404.2 million from the first quarter of fiscal 2014 as a 0.1% increase in the number of transactions was offset by a 0.2% decrease in average transaction size. As previously disclosed, winter storms forced the Company to temporarily close a significant number of stores during the first fiscal quarter, which had an approximately 50 basis point negative impact on comparable store sales. Additionally, sales were negatively affected by a shift in the Company’s pricing and promotional activity as compared to the prior fiscal year period and a challenging macro environment.
The Company’s gross profit increased 8.4%, or $12.4 million, to $160.6 million in the first quarter of fiscal 2015, compared to the prior fiscal year period. The fiscal 2015 first quarter gross margin increased 40 basis points to 34.7%, compared to the first quarter of the prior fiscal year. The increase in gross profit margin was driven primarily by adjustments to the price to cost relationship of merchandise sold and reduced supply chain costs as a percentage of net sales, partially offset by a 30 basis point impact related to the Company’s decision to replace health and beauty products with higher growth, food merchandise product categories.
Selling, general and administrative expenses for the first quarter of fiscal 2015 increased $6.3 million to $105.1 million, compared to the first quarter of fiscal 2014. Included in these expenses is $0.4 million related to the previously announced leadership changes at the Company. Selling, general and administrative expenses as a percentage of net sales for the quarter were 22.8%, a decrease of 20 basis points from the first quarter of fiscal 2014, primarily due to lower pre-opening expenses as a result of opening two new stores compared to seven new stores in the same period last fiscal year.
Operating income was $25.1 million, or 5.4% of net sales, for the first quarter of fiscal 2015, compared to $27.6 million, or 6.4% of net sales, in the first quarter of fiscal 2014. The Company’s first quarter of fiscal 2015 operating income included charges of approximately $14.9 million related to net store closure and leadership change related costs and the first quarter of fiscal 2014 included net store closure and exit costs of approximately $7.0 million. Excluding these charges, adjusted operating income was $40.1 million, or 8.7% of net sales, for the quarter, compared to adjusted operating income of $34.6 million, or 8.0% of net sales, for the first quarter of fiscal 2014. Adjusted operating income is a non-GAAP financial measure.
Balance Sheet and Cash Flow
During the first quarter of fiscal 2015, the Company generated $62.6 million in cash flow from operations and invested $23.8 million in capital expenditures, of which $21.0 million related to new and remodeled stores.
The Company had $89.4 million of cash and no long-term debt at the end of the first quarter of fiscal 2015, compared to $48.5 million in cash and no long-term debt at the end of fiscal 2014.
On a trailing four quarter basis for the period ended April 26, 2015, the Company’s return on assets was 11.9%, return on invested capital, excluding excess cash, was 17.8%, and return on equity was 17.7%. Excluding the impact from store closure and exit costs, as well as asset impairment and leadership change charges recognized in the last three quarters of fiscal 2014 and the first quarter of fiscal 2015, the Company’s adjusted return on assets was 15.6%, adjusted return on invested capital, excluding excess cash, was 22.7%, and adjusted return on equity was 22.2%, all on a trailing four quarter basis for the period ended April 26, 2015. These financial return measures are non-GAAP financial measures. The schedules included in this press release include a discussion of these non-GAAP financial measures, as well as the details of the Company’s calculations of these financial return measures.
Growth and Development
During the first quarter of fiscal 2015, the Company opened two new stores, including one store in North Carolina and the Company’s first store in Missouri, and closed three stores as part of the Company’s previously announced exit from the California market. As of April 26, 2015, the Company operated 168 stores in 27 states.
The following table provides additional information about the Company’s real estate and store opening activities through the first quarter of fiscal 2015. Leases signed as of April 26, 2015 are for stores expected to open during or after fiscal 2015.

	Stores Opened in Q1 FY 2015	Leases Signed for Future Store Locations [1]
Number of new leased store locations	2	26
Average capital cost per store [2]	$3.6 million
	Information for All Open Stores
Average store size (gross square feet)	21,253
Total rentable square footage (at end of period)	3.6 million
Note 1: Includes leases for stores expected to open after April 26, 2015 and such leases typically include customary leasing conditions. In general, the Company does not announce the location of a new store until all conditions to the lease are satisfied or the Company’s involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. The Company generally identifies a store as “coming soon” when the Company takes possession of the property and commences construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2015 Outlook
Mr. Crane concluded, “As we look at the remainder of fiscal 2015, we remain confident in our ability to drive earnings growth and generate strong cash flow. Focusing on greater consistency of earnings, we continue to take steps across the organization to further leverage our cost structure to fund incremental investments that will support building brand awareness, enhancing our culture and improving our long-term prospects.”
Based on first quarter results and the outlook for the remainder of the year, the Company is affirming its earnings guidance for fiscal year 2015, but lowering its sales guidance.
In 2015, the Company’s fiscal year is 53 weeks ending on January 31, 2016. The Company expects fiscal 2015 adjusted earnings of $1.85 to $1.93 per diluted share. This forecast excludes leadership transition related expenses and anticipated net charges of approximately $0.20 to $0.24 per diluted share, expected to be realized during fiscal 2015 related to the recognition of lease liabilities, asset disposals, severance and other costs associated with the exit of the California market. GAAP diluted earnings per share are expected to be $1.61 to $1.73, which includes an approximately $0.08 benefit related to the 53rd week of fiscal 2015.
Management’s outlook for the 53-week fiscal 2015 is based upon the following expectations:

•
Total net sales growth for the 53-week fiscal 2015 of approximately 9.0% to 11.0% compared to the 52-week fiscal 2014 total net sales. Fiscal 2014 included the benefit of sales from the Company’s three California stores prior to their closing

•	Comparable store sales growth of 1.0% to 3.0%

•	An effective tax rate of 37.3% to 37.6%

•	Approximately $100 million to $110 million in capital expenditures, primarily related to real estate investments

•
Unit growth of approximately 19 new stores, with two new stores opening in the first quarter; five to six new stores opening in the second quarter; and 11 to 12 new stores opening in the second half of the year

•	Remodeling or refreshing 10 stores, with the majority completed in the first half of the year

•	Approximately $0.08 per diluted share of earnings related to the 53rd week of operations in the fourth quarter of fiscal 2015

Earnings Conference Call
The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company’s website. Investors and analysts interested in participating on the call are invited to dial (877) 407-8293 or (201) 689-8349 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please call (877) 660-6853 or (201) 612-7415 with conference ID #13609710.
About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of May 21, 2015, the Company operates 170 stores in 27 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2015 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including U.S. fiscal and monetary policy, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites and as between existing markets and newer markets; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; impairment of recorded goodwill and other long-lived assets; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential and/or personal information; serious disruptions and catastrophic events; competition; personnel recruitment and retention, including the outcome and costs of the current CEO search being conducted as part of our previously announced leadership change; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended
	April 26, 2015	April 27, 2014

Sales	$462,041	$431,002
Cost of goods sold	301,483	282,836
Gross profit	160,558	148,166

Operating expenses:
Selling, general and administrative expenses	105,127	98,863
Impairments and store closure costs	14,194	6,700
Depreciation	16,104	15,026
Income from operations	25,133	27,577
Interest expense	976	1,097
Income before provision for income taxes	24,157	26,480
Tax provision	8,991	9,909

Net income and comprehensive income	$15,166	$16,571

Net income per share:
Basic and diluted	$0.31	$0.34

Weighted average common shares outstanding:
Basic	48,443,311	48,266,742

Diluted	48,644,656	48,418,242

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	April 26, 2015	January 25, 2015
Assets
Current assets:
Cash and cash equivalents	$89,354	$48,486
Accounts receivable	8,715	12,442
Inventories	56,767	61,237
Prepaid expenses and other current assets	3,909	4,633
Income tax benefit	—	622
Deferred income taxes	8,185	6,957
Total current assets	166,930	134,377
Property and equipment, net	392,627	392,194
Deferred income taxes	4,367	1,452
Other assets	7,392	9,429
Total assets	$571,316	$537,452

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$47,548	$45,592
Accrued liabilities	87,121	74,641
Total current liabilities	134,669	120,233
Capital and financing lease obligations	32,951	33,337
Closed store reserves	11,056	10,187
Deferred income taxes	—	929
Deferred rent	13,849	13,797
Deferred lease incentives	13,919	14,117
Other liabilities	17,002	16,065
Total noncurrent liabilities	88,777	88,432

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,520,284 and 48,392,201 shares issued and outstanding as of April 26, 2015 and January 25, 2015, respectively	484	483
Additional paid-in capital	126,442	122,526
Retained earnings	220,944	205,778
Total stockholders' equity	347,870	328,787
Total liabilities and stockholders' equity	$571,316	$537,452

The Fresh Market, Inc.
Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 26, 2015	April 27, 2014
Operating activities
Net income	$15,166	$16,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,150	15,082
Loss on disposals of property and equipment	5,646	1,821
Share-based compensation	1,648	1,836
Excess tax (benefits) shortfalls from share-based compensation	(101)	87
Deferred income taxes	(5,072)	(7,244)
Change in assets and liabilities:
Accounts receivable	3,727	(487)
Inventories	4,470	2,528
Prepaid expenses and other assets	2,713	2,131
Income tax benefit	622	—
Accounts payable	1,956	(2,038)
Closed store reserves	4,821	3,466
Accrued and other liabilities	10,865	22,417
Net cash provided by operating activities	62,611	56,170

Investing activities
Purchases of property and equipment	(23,770)	(24,426)
Proceeds from sale of property and equipment	45	7
Net cash used in investing activities	(23,725)	(24,419)

Financing activities
Borrowings on revolving credit facility	—	94,033
Payments made on revolving credit facility	—	(118,233)
Payments made on capital and financing lease obligations	(288)	(95)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	41	51
Excess tax benefits (shortfalls) from share-based compensation	101	(87)
Payments made on withholding tax for restricted stock unit vesting	(409)	(141)
Proceeds from exercise of share-based compensation awards	2,537	94
Net cash provided by (used in) financing activities	1,982	(24,378)

Net increase in cash and cash equivalents	40,868	7,373
Cash and cash equivalents at beginning of period	48,486	11,745

Cash and cash equivalents at end of period	$89,354	$19,118

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$920	$1,065

Cash paid during the period for taxes	$478	$296

Non-cash investing and financing activities:
Property and equipment acquired through capital and financing lease obligations	$31	$5,758

The Fresh Market, Inc.
Occupancy Costs
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 26, 2015	April 27, 2014

Pre-Opening Rent	$686	$673
Other Occupancy Costs	22,504	21,056
Total Occupancy Costs	$23,190	$21,729

Occupancy costs are reflected in the "Cost of goods sold" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
New Store Pre-Opening Expenses
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 26, 2015	April 27, 2014

New Store Pre-Opening Expenses	$817	$1,471

New store pre-opening expenses are reflected in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc. Reconciliation of Adjusted Financial Statement Items (1) (In thousands, except per share amounts) (unaudited)

	For the Thirteen Weeks Ended April 26, 2015

			Adjusted
	GAAP	Adjustments (2)	(Non-GAAP)
Income from operations	$25,133	$14,947	$40,080

Income before provision for income taxes	$24,157	$14,947	$39,104

Tax provision	$8,991	$5,610	$14,601

Net income	$15,166	$9,337	$24,503

Net income per share:
Basic (3)	$0.31	$0.19	$0.51

Diluted (3)	$0.31	$0.19	$0.50

	For the Thirteen Weeks Ended April 27, 2014

			Adjusted
	GAAP	Adjustments (4)	(Non-GAAP)
Income from operations	$27,577	$7,019	$34,596

Income before provision for income taxes	$26,480	$7,019	$33,499

Tax provision	$9,909	$2,703	$12,612

Net income	$16,571	$4,316	$20,887

Net income per share:
Basic (3)	$0.34	$0.09	$0.43

Diluted (3)	$0.34	$0.09	$0.43

(1) In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude certain charges incurred during the thirteen weeks ended April 26, 2015 and April 27, 2014. These measures are not in accordance with, or an alternative to, GAAP and are reconciled to the Company's most recent GAAP financial statements. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, the Company's management uses these measures to review the Company's financial results and evaluate its business operations.

(2) The Company recognized pre-tax charges of $14.9 million ($9.3 million, net of tax), with $14.0 million recorded to the “Impairments and store closure costs” line item on the Consolidated Statements of Comprehensive Income. These charges include recognition of certain lease liabilities, severance, loss on disposal of assets and other exit costs. The remaining charges primarily relate to the liquidation of inventory for the store closures and charges in connection with leadership changes which are reflected on other line items of the Consolidated Statements of Comprehensive Income.

(3) The net income per share totals in the above tables may not equal the sum of the components due to rounding.

(4) The Company recognized pre-tax charges of $7.0 million ($4.3 million, net of tax) with $6.6 million recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income. These charges include the recognition of certain lease liabilities, severance, loss on disposal of assets and other exit costs. The remaining charges relate primarily to the liquidation of inventory for the store closures and are reflected on other line items of the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation Between Net Income and Adjusted EBITDA (1)
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 26, 2015	April 27, 2014
Net income	$15,166	$16,571
Adjusted items:
Tax provision	8,991	9,909
Interest expense	976	1,097
Depreciation	16,104	15,026
Leadership related charges	356	—
Share-based compensation	1,648	1,836
Loss on disposals of property and equipment, net of closed stores (2)	2	24
Impairments and store closure costs	14,194	6,700
Other (3)	484	418
Total adjusted items	42,755	35,010

Adjusted EBITDA	$57,921	$51,581

(1)
While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), it also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company's management uses this information internally to make operating decisions and believes it is helpful to investors because it allows period-to-period comparisons of the Company's ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.

(2) The "Loss on disposals of property and equipment" line item on the Consolidated Statements of Cash Flows includes the loss from closed stores. See table below for the calculation of loss on disposals of property and equipment, net of closed stores.

Reconciliation of Loss on Disposals of Property and Equipment:

	For the Thirteen Weeks Ended
	April 26, 2015	April 27, 2014
Loss on disposals of property and equipment	$5,646	$1,821
Less: loss on disposals included in the "Impairments and store closure costs" line item in the Consolidated Statements of Comprehensive Income	5,644	1,797
Loss on disposals of property and equipment, net of closed stores	$2	$24

(3) Other adjusted items primarily relate to the liquidation of inventory for closed stores and are reflected in other line items on the Consolidated Statements of Comprehensive Income for the thirteen weeks ended April 26, 2015 and April 27, 2014.

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(unaudited)
	April 26, 2015 Calculated Using GAAP	April 27, 2014 Calculated Using GAAP	April 26, 2015 Calculated Using Adjusted	April 27, 2014 Calculated Using Adjusted
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (2)	Net Income (3)	Net Income (3)
Return on assets (4)	11.9%	9.8%	15.6%	14.1%
Return on invested capital (5)	17.8%	14.3%	22.7%	19.9%
Return on equity (6)	17.7%	16.5%	22.2%	22.5%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, the Company's management uses these measures to review the Company's financial results and evaluate its business operations. The financial return metrics are calculated on a trailing four quarters basis. The manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	The return metrics in these column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in these columns are calculated using adjusted net income, which is a non-GAAP financial measure. Please see the schedule below for the reconciliation of net income determined in accordance with GAAP to adjusted net income.

Trailing four quarters ended (in millions):
	As of April 26, 2015	As of April 27, 2014
Net income	$61.6	$45.2
Impairments and store closure costs	30.0	34.6
Leadership related charges	2.4	—
Adjustment for taxes	(12.4)	(13.4)
Adjusted net income	$81.6	$66.4

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the columns which present metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which present metrics calculated using net income) and (ii) adjusted net income plus interest expense plus adjusted provision for income taxes (for the calculation set forth in the columns which presents metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the columns which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), it also provides certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company's management uses this information internally to make operating decisions and believes it is helpful to investors because it allows period-to-period comparisons of the Company's ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.